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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Lowrance Electronics, Inc. on Form S-1 of our report dated October 21, 2003 (June 15, 2004 as to the effects of the restatement discussed in Note 13), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 13, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
June 15, 2004